Exhibit 10.10

PERSONAL AND CONFIDENTIAL

August 8, 2008

Richard Leigh

Dear Richard,

We are pleased to extend to you this contingent confidential offer of a new position with Motorcity at our office located at 601 108th Avenue NE, Suite 900 Bellevue, WA 98004. This offer of employment is contingent on a clear criminal background check.

This letter explains the details of the employment opportunity offered.

Position:	Your position will be Senior Vice President, General Counsel with the duties and responsibilities generally associated with such position, and such other reasonable additional responsibilities as may be added from time to time by the Company.

Base Compensation:	Your position is exempt from overtime payment under the Fair Labor Standards Act, with a semi- monthly compensation rate of $12,083.33. This is a annual compensation of $290,000 payable in twenty-four equal installments at the 15th and the last day of each month.

Bonus:	You are eligible to participate in Motricity’s 2008 Corporate Incentive Plan. Under the plan, your target annual incentive is 50%. Full terms of the plan will be provided to you in the Corporate Incentive Plan document.

Restricted Stock:	You are eligible for an award of 2,000,000 shares of restricted stock, with a vesting schedule stated in the restricted stock award agreement. These shares are granted according to the 2004 Stock Option Plan of Motricity, Inc., and are subject to approval by the Motricity Board of Directors.

210 West Pettigrew Street, Durham NC 27701 Phone: 919-287-7400

Carve Out:	During the term of your employment with the Company and upon the sale of the Company, you will be entitled to a completion sale bonus as follows:

Company Sale Price	Bonus
Less than $100M	Zero
$100M to $300M	$500,000
$300M+	.25% of the sales
price*

*Note: When the value of our common stock ownership resulting from the sale of the Company is greater than the completion sale bonus described above, you will no longer be entitled to the completion sale bonus.

Performance Reviews/
Annual Merit Increases:	Motricity requires managers to conduct formal employee performance reviews annually. The performance period runs from January 1 through December 31. The Company typically awards annual merit increases, based on the employee’s review score and current position in the assigned salary range. Merit increases are effective on March 1st following the performance period and are prorated for your time of employment if you were hired after the beginning of the performance period. Annual merit increase awards are at the sole discretion of the Company.

Benefits:	As a full-time regular employee, you will be eligible for participation the Motricity Welfare Benefits Plans. The cost of participating in the plans (if any) will depend upon the type of benefit and level of coverage you elect. At this time the Motricity benefits offered includes:

¡ Group health insurance

¡ Health Insurance Premium Conversion Privileges

¡ Employee Assistant Program

¡ FSA: Medical Savings Account

¡ FSA: Dependent Care Reimbursement

¡ HSA: Health Savings Account

¡ Group dental insurance

210 West Pettigrew Street, Durham NC 27701 Phone: 919-287-7400

¡ Group vision insurance

¡ Life Insurance and Accidental Death and Dismemberment (AD&D): 3x’s your annual salary not to exceed $800,000

¡ Voluntary Life & AD&D for Employee and Dependents

¡ Long term disability – Employer Paid

¡ Short term disability – Employer Paid

¡ 401(k) retirement savings

¡ Eight paid holidays plus two floating holidays

¡ Fifteen accrued Paid Time Off (PTO) days

¡ Five sick days prorated your first year of hire

Effective Start Date:	Should you accept our offer the effective date of your new position will be mutually agreed upon.

Employment at Will:	Employment with Motricity is “At Will”. This means that you may resign, or the Company may terminate your employment with or without cause, and with or without notice at any time. You will also be subject to the terms and conditions of Motricity’s Employee Handbook and general Management Policies, copies of which will be provided to you prior to your commencement of employment.

Severance Pay:	In the event your employment is terminated Without Cause [Cause is defined as your breach of the Company’s Nondisclosure, Noncompetition and Intellectual Property Protection Agreement, violation of the Company’s Code of Ethics policy, commission of fraud, misappropriation or embezzlement in connection with the Company’s business or other breach of your fiduciary duty, commission of any felony or crime involving moral turpitude, failure to carry out the duties of your position after receipt of written notice of the deficiency of your performance with a thirty (30) day cure period, or gross negligence or willful misconduct with respect to the Reason is defined as: (1) any involuntary reduction in your base salary that does not correspond to either (a) a material change or reduction in your duties which is at your request or consent or (b) any Board approved equal percentage

210 West Pettigrew Street, Durham NC 27701 Phone: 919-287-7400

reduction not to exceed fifteen percent (15%) in the base salaries of all the Company’s executive officers and board members;(2) any non-consensual required relocation of your principal place of employment within the U.S. and beyond a thirty (30) mile radius of your principal place of employment that is permanent or exceeds ninety (90) days; or any involuntary material change in your duties], you will be entitled to receive severance pay equal to your monthly base salary in effect at the time of your termination for a period of twelve (12) months (the “Severance Period”) contingent upon the execution of a Release and Waiver of Claims Agreement. As part of your Severance benefits associated with a Without Cause termination or resignation for Good Reason, and should you elect continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) you will also be entitled to continued group health insurance coverage upon the same terms as were in existence at the time of your termination for the duration of the Severance Period or until you become covered under another employer’s group health insurance plan, whichever occurs first. If your employment is terminated for Cause or you resign without Good Reason, you will only be entitled to your earned and accrued compensation through the date that your employment is terminated and such bonus or incentive compensation or benefits as maybe earned and/or accrued through the termination date and consistent with the terms of the relevant plans.

Confidentiality and Non-Disclosure Agreement:

You will be subject to the Company’s Nondisclosure, Noncompetition, and Intellectual Property Protection Agreement that is enclosed with this letter and must be signed and returned before employment can begin.

210 West Pettigrew Street, Durham NC 27701 Phone: 919-287-7400

Please acknowledge your acceptance of this offer by signing below and returning to Nathan Gooden by August 15, 2008. If you do not sign and return the offer letter by the date mentioned this offer will be rescinded and will no longer be offered.

Sincerely,

/s/ Ryan Wuerch
Ryan Wuerch
CEO/Chairman

Accepted:

/s/ Richard Leigh	Date:	August 12, 2008
Richard Leigh

210 West Pettigrew Street, Durham NC 27701 Phone: 919-287-7400